EXHIBIT 19.1
BXP, Inc.
Insider Trading Policy

This document sets forth the policy and procedures of BXP, Inc. and its subsidiaries and affiliates (collectively, “BXP”) regarding the trading in BXP Securities (as defined below) by BXP directors, officers and employees and the disclosure of information concerning BXP (this “Policy”). BXP adopted this Policy to help prevent the misuse of material nonpublic information and unlawful insider trading in securities, and to help ensure compliance with federal and state securities laws regarding insider trading. You are obligated to review, understand and comply with this Policy and all applicable laws. Any violation of this Policy by any director, officer or employee of BXP may subject such person to disciplinary action by BXP, including termination of employment.
This Policy replaces and supersedes BXP’s Third Amended and Restated Insider Trading Statement and Disclosure Policy dated as of July 16, 2012 and BXP’s Third Amended and Restated Policy Regarding Special Trading Procedures dated as of August 1, 2010 (the “Prior Trading Procedures”).
1.    Persons Subject to this Policy
As a director, officer or employee of BXP, this Policy applies to you. This Policy also applies to other individuals designated from time to time by a Clearance Officer (as defined in Section 2.1) because in the ordinary course of the performance of their duties they have access to material nonpublic information about BXP.
In addition, all directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees who were subject to the Prior Trading Procedures, and other employees of BXP as may be designated from time to time by a Clearance Officer must also comply with the Special Trading Procedures included in Section 4 of this Policy (the “Trading Procedures”). We refer to all of these individuals in this Policy as “Designated Insiders.” BXP will notify you if you are deemed to be a Designated Insider and required to comply with the Trading Procedures.
This Policy and, for Designated Insiders, the Trading Procedures also apply to the following persons (collectively, “Affiliated Persons”):
•your spouse or domestic partner;
•anyone living in your household;
•your children or your spouse’s children who do not live in your household but are financially dependent on you;
•any other individual whose transactions are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in BXP Securities);
•any persons who execute trades on your behalf; and
•any investment fund, trust, retirement plan, partnership, corporation or other entity in which you have direct or indirect investment power or authority.
You are responsible for ensuring compliance with this Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons. This means you will also be subject to discipline in the event of non-compliance by your Affiliated Persons.

2.    Prohibited Activities
It is illegal for any director, officer or employee of BXP to trade in BXP Securities while in the possession of material nonpublic information about BXP. This is commonly referred to as “insider trading.” It is also illegal for any director, officer or employee of BXP to give material nonpublic information about BXP to others who may trade on the basis of that information. This is commonly referred to as “tipping.”
2.1.    Prohibition on Trading in BXP Securities
When you possess material nonpublic information about BXP, you and your Affiliated Persons are generally prohibited from the following activities:
•trading in “BXP Securities” (including (1) common stock, (2) options to purchase common stock, (3) units of limited partnership interest (“Units”) of Boston Properties Limited Partnership (“BPLP”), including common units, preferred units and LTIP units, and (4) all other securities of BXP or BPLP, including preferred stock, convertible debentures, warrants and options, puts, calls or other derivative securities);
•having others trade for you in BXP Securities; and
•giving trading advice of any kind about BXP.
2.2.    Prohibition on “Tipping”
Disclosing material nonpublic information about BXP to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You and your Affiliated Persons are prohibited from disclosing material nonpublic information about BXP to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. In addition, if you possess material nonpublic information about BXP, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving BXP Securities, or otherwise give trading advice concerning BXP Securities.
2.3.    Gifts Subject to the Same Restrictions as All Other Securities Trades
You may not donate or make any other transfer of BXP Securities without consideration (e.g., a gift) during a period when you are not permitted to trade.
2.4.    No Short Sales
You may not sell any BXP Securities that you do not own at the time of the sale. This is known as a “short sale.” Under current guidance of the Securities and Exchange Commission (the “SEC”), the ownership of Units does not represent ownership of the shares of BXP common stock for which the Units may be exchanged; accordingly, selling shares of BXP common stock prior to their receipt in an actual exchange of Units would generally constitute a prohibited “short sale.”
2.5.    No Derivative Securities, Hedging Transactions
You may not buy or sell puts, calls or other derivative securities of BXP or any derivative securities that provide the economic equivalent of ownership of any of BXP Securities or an opportunity, direct or indirect, to profit from any change in the value of BXP Securities or engage in any other hedging transaction with respect BXP Securities at any time.

2.6.    No Purchases on Margin
You may not purchase any BXP Securities with money borrowed from a bank, brokerage firm, or other person for the purpose of purchasing such securities.
2.7.    No Pledges
In general, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the borrower is aware of material nonpublic information or otherwise is not permitted to trade in BXP Securities, you are prohibited from pledging BXP Securities as collateral for a loan.
2.8.    Prohibition on Trading in the Securities of Other Companies
Although it is more likely that you would possess material nonpublic information about BXP, the prohibitions discussed above generally apply to trading in the securities of any company about which you have material nonpublic information that you obtained in the course of your employment with BXP. This prohibition includes both trading in the securities of another company while in possession of material nonpublic information about that company, as well as trading in the securities of a different and unrelated company that could possibly be affected by public announcement of the first company’s information.
3.    Definition of Material Nonpublic Information
3.1.    “Material” Information
Information about BXP is “material” if there is a substantial likelihood that a reasonable investor would find it important in making an investment or a voting decision. Information is important if it would significantly alter the total mix of information available. There is no bright-line rule, and materiality depends upon the totality of the circumstances. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of BXP Securities. Both positive and negative information may be material. While it is not possible to identify all information that could be deemed “material,” the SEC has identified the following types of information that should be reviewed carefully to determine whether they are material:
•financial results or dividends for the quarter or year-end;
•forecasts regarding future financial results, including, without limitation, revenue, net income, Funds from Operations, Funds Available for Distribution, and net operating income;
•changes in dividend policy;
•events regarding BXP Securities (e.g., defaults on senior securities, calls of securities for redemption, stock repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, or public or private sales of additional securities);
•potential impairment charges;
•actual or potential changes in BXP’s credit ratings;
•potential mergers, acquisitions, dispositions, tender offers, joint ventures or changes in assets;
•actual or pending execution of a significant new lease;
•progress of current development properties and new developments;
•changes in control or in senior management;

•actual or threatened litigation or governmental investigations, and major developments in such litigation or investigations;
•developments regarding contractors, clients or tenants;
•potential restatements of BXP’s financial statements, or a change in BXP’s auditor or notification from such auditor that BXP may no longer rely on an auditor’s audit report;
•cyber security risks and incidents, including the discovery of significant vulnerabilities or breaches;
•potential defaults under BXP’s credit agreements or indentures, and potential material liquidity issues;
•bankruptcies or receiverships; and
•the imposition of an event-specific restriction on trading in BXP Securities or the extension or termination of such restriction.
If you are unsure whether certain information is material, you should consult a Clearance Officer.
3.2.    “Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has been made publicly available by or on behalf of BXP, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, a conference call or web cast open to the general public or by other means that are reasonably designed to provide broad public access. It is therefore important to note that information about BXP may still be “nonpublic” even if it has been reported in a local newspaper, is contained in an analyst report, or is contained in electronic bulletin boards, chat rooms, social media sites or similar venues.
Before a person may trade, there also must be adequate time for the market as a whole to digest the information that has been disclosed. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day following BXP’s public release of the information. For example, if BXP issues its quarterly earnings release on a Tuesday evening and holds a public earnings call on Wednesday morning, then the information will be considered public at the close of business on Friday; the first time you can buy or sell BXP Securities would be the opening of the market on Monday.
As with questions of materiality, if you are unsure whether certain information you possess is considered nonpublic, you should consult with a Clearance Officer.
4.    Special Trading Procedures Applicable to Designated Insiders
In addition to complying with the restrictions on trading in BXP Securities set forth above, except in the limited circumstances described in Section 5, Designated Insiders and their Affiliated Persons must also obtain prior approval of all of their trades and transactions in BXP Securities from a Clearance Officer (as defined in Section 4.1) in accordance with the procedures set forth in this Section 4, and they may only trade during an open trading window as described in Section 4.2 even if they are not aware of any material nonpublic information.

Except in the limited circumstances described in Section 5, no Designated Insider may trade in any type of BXP Securities if the Designated Insider is in possession of material nonpublic information about BXP. This prohibition applies even if a Designated Insider receives pre-clearance and the transaction would occur during an open trading window.
4.1.    Clearance Officers
BXP has designated the President, the Chief Financial Officer and the Chief Legal Officer as its insider trading clearance officers (together, the “Clearance Officers” and each, a “Clearance Officer”). One of the Clearance Officers will review and either approve or prohibit each proposed trade by Designated Insiders in accordance with the procedures set forth in Section 4.4. The Clearance Officers may consult with other officers of BXP and/or internal or external legal counsel in connection with their responsibilities hereunder.
The Chief Legal Officer may designate one or more other officers of BXP to perform the functions of a Clearance Officer if the Chief Legal Officer believes all of the Clearance Officers will be unavailable to consider trading requests.
4.2.    No Trading Except During Trading Windows
Except as otherwise provided in Section 5, no Designated Insider may trade in BXP Securities outside of the applicable “trading windows.”
There are times when BXP or certain of its employees may be aware of material nonpublic information about BXP. Although a Designated Insider may not know the specifics of the particular pending transaction or other matter underlying such information, if a Designated Insider engages in a trade before such information is disclosed to the public (or the proposed transaction or other matter is otherwise abandoned or resolved), the Designated Insider and BXP might be exposed to allegations of insider trading that could be costly and difficult to refute. In addition, a trade by a Designated Insider during such period could result in adverse publicity for BXP. Therefore, subject to limited exceptions, Designated Insiders may trade in BXP Securities only during four quarterly trading windows and then only after obtaining pre-clearance from a Clearance Officer in accordance with Section 4.4. Unless otherwise advised, the four trading windows consist of the periods that begin on the third full business day after BXP’s issuance of information regarding its most recent prior quarterly or annual earnings and end at the close of business on the 15th day of the last month of the then current quarter. For clarity, if BXP issues its quarterly or annual earnings release on Tuesday evening and holds a public earnings call on Wednesday morning, then the trading window will open on the following Monday. In addition, if the 15th day of the last month of the quarter is not a trading day, then the window will close on the immediately preceding trading day.
From time to time, and without advance notification, BXP may (1) determine not to open or (2) close a trading window for any reason whatsoever, including, without limitation, due to the existence of material nonpublic information about BXP. Except as otherwise expressly provided herein, so long as the trading window remains closed, Designated Insiders may not trade in BXP Securities, and the Clearance Officers will not approve requests to trade from Designated Insiders. BXP may determine that it is advisable not to announce the closing of a window to all Designated Insiders and may instead determine to reject individual requests for pre-clearance on a case-by-case basis. Accordingly, any person made aware that a trading window did not open or was closed earlier than scheduled should not disclose this fact to another person.

4.3.    All Trades Must be Pre-Cleared by a Clearance Officer
Except as otherwise provided in Section 5, no Designated Insider may trade in BXP Securities unless the trade has been approved by a Clearance Officer in accordance with the procedures set forth in Section 4.4. Designated Insiders who receive written permission to trade must complete their trade not later than the close of business on the first trading day after the date on which permission is granted, but, in any event, within the current open trading window (it being understood that settlement of the trade may occur outside of such trading window). Otherwise, the Designated Insider shall make a new trading request.
4.4.    Pre-Clearance Procedures for Approving Trades by Designated Insiders
No Designated Insider may trade in BXP Securities unless:
1.    the Designated Insider has notified a Clearance Officer in writing, or by other approved means of electronic communication, of the amount and nature of the proposed trade(s) using the Stock Transaction Request form available upon request to a Clearance Officer or the Section 16 Filing Officer.
2.    the Designated Insider has certified to a Clearance Officer in writing, or by other approved means of electronic communication, prior to the proposed trade(s) that the Designated Insider is not in possession of material nonpublic information about BXP;
3.    the Designated Insider has informed a Clearance Officer in writing, or by other approved means of electronic communication, prior to the proposed trade(s) whether, to the Designated Insider’s best knowledge,
•the Designated Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act, and
•if the proposed trade(s) involves a sale by an “affiliate” of BXP or of “restricted securities” (as such terms are defined under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”)), whether the proposed trade(s) meet(s) or will meet all of the applicable conditions of Rule 144; and
4.    a Clearance Officer has approved the trade(s) and has certified his approval in writing. Such certification may be made via electronic mail.
The Clearance Officers are not responsible for, and approval by a Clearance Officer does not protect the Designated Insider from, the consequences of prohibited insider trading.
4.5.    No Obligation to Approve Trades
The existence of the foregoing pre-clearance procedures does not in any way obligate the Clearance Officers to approve any trade or transaction requested by a Designated Insider or to act with respect to any such request within any specified period of time. The Clearance Officers may reject any trading request in their sole discretion and may also decide to consult with BXP’s internal and/or external legal counsel before responding to a trading request.
4.6.    Post-Trade Reporting
Designated Insiders who are required to file reports under Section 16 of the Exchange Act are required to report to the Corporate Counsel (referred to herein as the “Section 16 Filing Officer”), any transaction (including transactions described in Sections 4 and 5) in BXP

Securities by them or their Affiliated Persons no later than the end of the day on which the transaction occurs. Compliance by Designated Insiders with this provision is imperative given the requirement of Section 16 of the Exchange Act that Designated Insiders report changes in beneficial ownership of BXP Securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include disclosure of the non-compliance in BXP’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
Each report made by a Designated Insider to the Section 16 Filing Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having the Designated Insider’s broker send) duplicate confirmation of trades to the Section 16 Filing Officer. This requirement is in addition to any required notification that BXP receives from the broker who completes the trade.
5.    Exceptions to Certain Provisions of this Policy
5.1.    Transactions Pursuant to a Pre-Approved under Rule 10b5-1 Plan
Designated Insiders may be allowed to trade outside of a trading window pursuant to a pre-approved “Rule 10b5-1 Plan.” Rule 10b5-1 of the Exchange Act provides an opportunity for a Designated Insider to establish arrangements to trade in BXP Securities, whether or not during an open trading window, even when he or she is in possession of material nonpublic information, provided that the transaction occurs pursuant to a written Rule 10b5-1 Plan that:
1.    satisfies the requirements of Rule 10b5-1, including mandatory waiting periods between the adoption of a Rule 10b5-1 Plan and the execution of a first transaction under the Rule 10b5-1 Plan;
2.    complies with BXP’s Rule 10b5-1 Trading Plan Guidelines (the “Guidelines”) attached hereto as Exhibit A;
3.    is established during an open trading window and at a time when the Designated Insider does not possess material nonpublic information; and
4.    is pre-approved by a Clearance Officer during an open trading window.
Transactions effected pursuant to a pre-approved “Rule 10b5-1 Plan” will not be subject to BXP’s trading windows or pre-clearance procedures as described in Section 4, and Designated Insiders are not required to complete a Stock Transaction Request form for such transactions.
A Clearance Officer may refuse to approve a plan, arrangement or trading instruction if he determines that such plan, arrangement or trading instruction does not satisfy the requirements of Rule 10b5-1 or for any other reason. The Clearance Officers may consult with BXP’s internal and/or external legal counsel when considering a proposed Rule 10b5-1 Plan. If a Clearance Officer does not approve the Designated Insider’s Rule 10b5-1 Plan, the Designated Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time, if any, as a proposed Rule 10b5-1 Plan is approved.
Any amendment, modification or termination of a Rule 10b5-1 Plan requires pre-approval by a Clearance Officer and must occur during an open trading window and at a time at which the Designated Insider does not possess material nonpublic information. Any material amendment or modification that changes the amount, price or timing of the transactions under the Rule 10b5-1 Plan is deemed a termination of the Rule 10b5-1 Plan and the adoption of a new Rule 10b5-1 Plan and subject to the same conditions as a new Rule 10b5-1 Plan as set forth in this Policy and the Guidelines.
5.2.    Employee Stock Purchase Plan
This Policy and the Trading Procedures do not apply to (1) purchases of BXP stock under BXP’s 1999 Non-Qualified Employee Stock Purchase Plan, as amended (the “ESPP”), resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the plan, (2) purchases of BXP stock under the ESPP using lump sum contributions, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period, (3) reducing or terminating periodic contributions to the ESPP or (4) withdrawing from the ESPP. However, any sale or transfer of securities acquired under the ESPP is subject to all of the prohibitions and restrictions of this Policy and the Trading Procedures.
5.3.    Dividend Reinvestment and Stock Purchase Plan
This Policy and the Trading Procedures do not apply to purchases of BXP Securities under BXP’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) resulting from the reinvestment of dividends and distributions paid on BXP Securities (including distributions paid on Units). However, the prohibitions and restrictions of this Policy and the Trading Procedures apply to (1) optional cash purchases of BXP Securities made using additional contributions under the DRIP, (2) an election to participate in the DRIP or the modification to your instructions regarding the level of such participation in the DRIP, and (3) any transactions with respect to the securities acquired under the DRIP, including the sale of such securities.
5.4.    Operating Partnership Units
This Policy and the Trading Procedures do not apply to the redemption or conversion of Units, but these transactions are subject to the Section 16 current reporting requirements. Therefore, Designated Insiders must notify the Section 16 Filing Officer (as defined in Section 4.6) prior to exercising the right to convert or redeem. However, the prohibitions and restrictions of this Policy and the Trading Procedures will continue to apply to any sale of stock received in exchange for Units, or any other sale of BXP Securities for the purpose of generating the cash needed to pay any tax due upon the exercise of the redemption right with respect to Units. In particular, these securities may not be sold by Designated Insiders, except during an open trading window and after receiving written permission from the Clearance Officer.
5.5.    Tax Withholding on Restricted Stock
This Policy and the Trading Procedures do not apply to the withholding by BXP of shares of stock upon vesting of restricted stock to satisfy tax withholding requirements if (1) withholding is required by the applicable plan or award agreement or (2) the election to exercise the tax withholding right was made by you in compliance with the Trading Procedures.
5.6.    Exercise of Stock Options
This Policy and the Trading Procedures do not apply to the exercise of an employee stock option when no BXP Securities are sold in connection with such exercise. This is a so-called “exercise and hold” transaction. However, such a transaction is subject to the Section 16 reporting requirements and, therefore, Designated Insiders must notify the Section 16 Filing Officer (as defined in Section 4.6) prior to engaging in an exercise and hold transaction. This Policy does apply, however, to (1) the use of outstanding BXP Securities to pay all or a portion of the exercise price of an option, (2) any sale of stock as part of a broker-assisted “cashless” exercise of an option, or (3) any other sale of BXP Securities for the purpose of generating the cash needed to pay the exercise price of an option and/or the tax due upon the exercise of an option. In addition, the sale of any securities acquired upon the exercise of an option is subject to all of the prohibitions and restrictions of this Policy and the Trading Procedures. In particular, these securities may not be sold by Designated Insiders, except during an open trading window and after receiving written permission from a Clearance Officer.
5.7.    Waivers
The waiver of any provision of this Policy or the Trading Procedures may be authorized in writing by a Clearance Officer. The Clearance Officers may consult with BXP’s internal and external legal counsel before responding to a waiver request and may reject any request for a waiver in their sole discretion. Any approved waiver shall be reported to BXP’s Board of Directors at its next regularly scheduled meeting.
6.    Post-Termination Transactions
This Policy continues to apply whenever and for as long as you know material nonpublic information, even if your employment or Board membership with BXP has terminated.
The Trading Procedures in Section 4 will continue to apply to transactions in BXP Securities by Designated Insiders and their Affiliated Persons following termination of such Designated Insider’s employment or Board membership until the beginning of the next open quarterly trading window following such termination.
7.    Penalties for Insider Trading
The penalties for violating insider trading or tipping laws are severe and include:
•forfeiting any profit gained or the loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•payment of civil penalties up to three times the profit made or loss avoided;
•payment of a criminal penalties of up to $5 million; and
•imprisonment for up to 20 years.
BXP and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under BXP’s control. If you have a question about this Policy, including whether certain information you possess is material or has been made public, you should consult with a Clearance Officer.
Violation of this Policy or any federal or state insider trading laws may subject you to disciplinary action by BXP, including termination of your employment or other relationship with BXP. BXP reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. BXP may determine that specific conduct violates this Policy whether or not it also violates the law. It is not necessary for BXP to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
8.    Unauthorized Disclosure; No Commenting on BXP in Internet Chat Rooms, Bulletin Boards or Websites
While BXP encourages its stockholders and potential investors to obtain as much information as possible about BXP, BXP believes that information should come from its publicly filed SEC reports, press releases and external website, or from a designated BXP spokesperson, rather than from speculations or unauthorized disclosures by directors, officers or employees of BXP. This Section 8 is intended to protect both BXP and its directors, officers and employees by adopting a uniform policy for all communications concerning BXP and its business, thereby reducing the possibility that BXP will find itself in a situation that could result in litigation or damage its reputation.
You should be aware that the federal securities laws generally prohibit BXP and its directors, officers and employees from providing to any person any material nonpublic information that has not been disclosed broadly to the public at large. For this reason, BXP has designated certain members of management to respond to inquiries regarding BXP’s business and prospects. This centralization of communication is designed to ensure that the information BXP discloses is accurate and consistent with previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to BXP, as well as the individual responsible for the communication, for civil and criminal liability.
In addition, the Internet, electronic bulletin boards, social media sites and technologies, chat rooms and websites have made electronic discussions about companies and their business prospects common. Inappropriate communications disseminated on the Internet pose an inherently greater risk due to the size of the audience they can reach. These forums have the ability to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms is unreliable at best, and in some cases, deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about BXP on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for BXP. Although you may have a natural tendency to deny or confirm such information in a chat room or on an electronic bulletin board, website or social media site or using social media technologies, any response (including denials or confirmations), even if accurate, may constitute the disclosure of material nonpublic information, and may be considered an improper disclosure by you and/or BXP that could result in legal liability.
BXP is committed to preventing inadvertent leaks of material nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding even the appearance of impropriety by anyone associated with BXP. Accordingly, this policy prohibits you from discussing material nonpublic information about BXP with anyone, including other employees, except as required in the performance of your regular duties, without express prior authorization. You should not under any circumstances provide information or discuss matters involving BXP with the news media, the investment community or stockholders even if you are contacted directly by such persons without express prior authorization. This restriction applies whether or not you identify yourself as associated with BXP. You should refer all such contact or inquiries to BXP’s Chief Financial Officer or Investor Relations.
This policy also prohibits you from making any comments or postings about BXP on any Internet bulletin boards, chat rooms, websites, or social media sites or using social media technologies, or responding to comments or postings about BXP’s business made by others unless you make it clear that the opinion expressed is your personal opinion, it is not BXP’s position and the comments or postings do not (i) divulge trade secrets or material nonpublic information about BXP or its customers, (ii) violate any BXP policy, including, without limitation, this Policy, the Code of Business Conduct and Ethics, the Policy Against Harassment and the Comprehensive Information Security Policy concerning the protection of personal information, or (iii) violate applicable law or the rules of the applicable site. Notwithstanding the foregoing, nothing in this Policy is intended to infringe on the right of employees to communicate among themselves or with interested parties about the terms and conditions of their employment through social media postings or otherwise, except for such communications concerning the compensation of other employees by supervisors and Human Resources employees which is not permitted.
9.    Confidential Information
From time to time BXP may adopt strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These may include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times. Your failure to observe these policies could lead to significant legal problems, and could have other serious consequences, including the termination of your employment.
10.    Individual Responsibility; Reporting of Violations
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about BXP and to not engage in transactions in BXP Securities while in possession of material nonpublic information. You are responsible for making sure that you and your Affiliated Persons comply with this Policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of BXP, a Clearance Officer, the Section 16 Filing Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You may from time to time have to forego a proposed transaction in BXP Securities even if you planned to complete the transaction before learning of the material nonpublic information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.
If you violate this Policy or any federal or state laws governing insider trading or know of any such actual or potential violation by any other Insider, you must report the actual or potential violation immediately to a Clearance Officer.
11.    Transactions by BXP
Additionally, it is the policy of BXP that BXP will not engage in transactions in BXP Securities while aware of material nonpublic information relating to BXP or BXP Securities. Prior to any transaction in BXP Securities or the commencement of direction to buy or sell BXP Securities, a Clearance Officer will, in good faith, endeavor take such actions and make such inquiries that he or she deems appropriate to confirm that BXP is not in possession of material nonpublic information.  Such actions and inquiries may include, among others, through confirmation with one or more of the executive officers of BXP.
12.    Modifications; Interpretations
BXP may at any time change this Policy or adopt other policies or procedures that it considers appropriate to carry out the purposes of the Policy. BXP shall deliver notice of any change to all directors, officers, and employees of BXP by regular or electronic mail (or other delivery option used by BXP).
Any questions of interpretation arising under this policy will be determined by BXP in its sole discretion, and any determination will be final and binding on all persons, including BXP and all directors, officers, and employees of BXP.
13.    Acknowledgement
We will deliver a copy of this Policy to all current directors, officers and employees of BXP and to future directors, officers, and employees at the start of their employment or relationship with BXP. In addition, each Designated Insider must sign the acknowledgement attached as Exhibit B that he or she has received a copy and agrees to comply with the terms of this Policy and the Trading Procedures contained herein. The acknowledgment must be completed and submitted to BXP within ten (10) days of receipt.
From time to time and at our request, Designated Insiders will be required to re-acknowledge and agree to comply with this Policy (including all amendments and modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with this Policy, as amended from time to time, when a copy of this Policy has been delivered by regular or electronic mail (or other delivery option used by BXP) unless the individual objects in a written statement received by a Clearance Officer of the Section 16 Filing Officer within ten (10) days of such delivery.
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Directors and employees are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this Policy. Please direct all questions to a Clearance Officer or the Section 16 Filing Officer.
ADOPTED: October 21, 2024
EFFECTIVE: November 4, 2024

EXHIBIT A
Rule 10b5-1 Trading Plan Guidelines
These Rule 10b5-1 Trading Plan Guidelines (the “Guidelines”) should be read in conjunction with the BXP, Inc. Insider Trading Policy (the “Insider Trading Policy”). Specifically, Section 5.1 of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 Trading Plan will not be subject to the trading windows or pre-clearance procedures set forth in the Insider Trading Policy. Capitalized terms used in these Guidelines and not otherwise defined have the respective meanings set forth in the Insider Trading Policy.
Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to BXP’s employees, officers, and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.
BXP allows its employees, officers, and directors to enter into Trading Plans, but only if those plans are pre-approved in writing by a Clearance Officer or their designee(s). The Clearance Officers are assigned the job of approving any Trading Plan. Most brokerage firms will provide a form Trading Plan that is used for all clients.
All Trading Plans (and any amendment to, modification of, or termination of a Trading Plan) must comply with Rule 10b5-1 and must meet the following minimum conditions:
1.    Plan and Approval. Each Trading Plan proposed to be entered into must be approved in writing by a Clearance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by you. The Trading Plan must include a written representation that at the time of adoption, you are not aware of any material nonpublic information about BXP and that you are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.
2.    Timing and Term of Plan. Each Trading Plan must be adopted (a) when the trading window is open under the Insider Trading Policy; and (b) when you do not otherwise possess material nonpublic information about BXP. Except with the prior written approval of a Clearance Officer, each Trading Plan must be structured to remain in place for at least one year and no longer than two years after the effective date of such plan.
3.    Timing of Plan Amendment, Modification and Termination. Trading Plans may be amended, modified or terminated only (a) when the trading window is open under the Insider Trading Policy; (b) when you do not possess material nonpublic information about BXP; (c) with the written representation that you do not possess material nonpublic information about BXP at the time of the amendment, modification or termination; and (d) with the written approval of a Clearance Officer. If a Trading Plan expires by its terms, you may enter into a new Trading Plan during the next open trading window. If a Clearance Officer permits the early termination of a Trading Plan, then you may not enter into a new Trading Plan until the second open trading window after the termination. Any material amendment or modification that changes the amount, price or timing of the transactions under the Trading Plan is deemed a termination of the Trading Plan and the adoption of a new Trading Plan and subject to the same conditions as a new Trading Plan as set forth in the Insider Trading Policy and these Guidelines.

4.    Cooling-Off Periods. A “Cooling-Off Period” is the time between the adoption, amendment or modification of a Trading Plan and the execution of a first transaction under the Trading Plan. Each Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the expiration of a Cooling-Off Period as follows:
•For executive officers (those officers of BXP who are required by Section 16 of the Exchange Act to file reports on their transactions in BXP’s securities) and members of BXP’s board of directors, the later of (i) the 90th day after adoption, amendment or modification of the Trading Plan and (ii) two business days following the disclosure of BXP’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified, up to a maximum of 120 days after the adoption, amendment or modification of the Trading Plan.
•For persons who are not executive officers or directors, thirty (30) days following the adoption, amendment or modification of the Trading Plan, as applicable.
5.    Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan must provide that you may not communicate any material nonpublic information about BXP to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
6.    Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold. The plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. A Clearance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.
7.    Only One Plan in Effect at Any Time. Unless otherwise approved by a Clearance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, you may have only one Trading Plan in effect at any time, except as permitted under the provisions of Rule 10b5-1 and approved by a Clearance Officer.
8.    Limitations on Single Trade Plans. During any 12-month period, you may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of BXP’s securities covered by the Trading Plan in a single transaction, except as permitted under the provisions of Rule 10b5-1 and approved by a Clearance Officer.
9.    Trading Outside Your Trading Plan. You may not engage in any other transactions in BXP’s securities, including gifts, while your Trading Plan is in effect.
10.    Additional Plan Provisions. 10b5-1 Trading Plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these Guidelines are exhaustive or limiting on BXP. BXP has the right to require the inclusion of additional provisions in your plan designed to protect you and/or BXP, whether before or after the plan has been approved by a Clearance Officer, or to delete or amend existing provisions.

11.    Suspensions. Each Trading Plan must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on you, or other events occur, that would prohibit transactions under such plan.
12.    Compliance with Rule 144. Each Trading Plan must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
13.    Broker Obligation to Provide Notice of Trades. For executive officers and directors of BXP, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to you and BXP’s Section 16 Filing Officer no later than the close of business on the day of the transaction.
14.    Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by you that all filings required by the Exchange Act, as a result of or in connection with transactions under such plan, are your sole obligation and not the obligation of BXP.
15.    Required Footnote Disclosure. You must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.
16.    Disclosures. In accordance with Rule 10b5-1, BXP will be required to make certain quarterly disclosures regarding any adoption, modification or termination of a 10b5-1 Trading Plan, or any other written trading arrangement by an executive officer or director. You are required to promptly furnish to BXP any information reasonably requested by BXP, including the date of adoption, modification or termination, the duration of the plan, the aggregate number of securities to be sold or purchased under the plan.

EXHIBIT B
Designated Insider Acknowledgment
I hereby acknowledge that I have read, that I understand, and that I agree to comply with BXP, Inc.’s (“BXP”) Insider Trading Policy. I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, up to and including termination of employment, that may be imposed by BXP, in its sole discretion, for violation of the Insider Trading Policy, and that BXP may give stop-transfer and other instructions to BXP’s transfer agent or any brokerage firm managing BXP’s equity incentive plan(s) against the transfer of any BXP Securities that BXP considers to be in contravention of the Insider Trading Policy.
    This acknowledgement constitutes consent for BXP to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to BXP’s transfer agent that BXP, in its sole discretion, deems appropriate to ensure compliance with the Insider Trading Policy.

Date:	Signature:
Name:
(Please Print)
Title:

B-1